Tidal Trust II 485BPOS

Exhibit 99 (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 27, 2024, relating to the financial statements and financial highlights of Carbon Collective Climate Solutions U.S. Equity ETF and Carbon Collective Short Duration Green Bond ETF, each a series of Tidal Trust II, for the year or period ended July 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

November 22, 2024